Exhibit (23.1)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Midwest Express Holdings, Inc. on Form S-1 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in methods of accounting for major airframe maintenance as well as frequent flyer revenue in 2000 and the ability of Midwest Express Holdings, Inc. to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 25, 2003